Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 31st day of March, 2008 by and between Dynex Capital, Inc., a Virginia corporation (the “Company”), and Thomas B. Akin (“Executive”).

W1TNESSETH:

WHEREAS, Executive commenced employment with the Company on February 4, 2008;

WHEREAS, the Company desires to continue to employ and secure the exclusive services of Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

1.           Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to continue to employ Executive, and Executive hereby accepts such continued employment with the Company.

2.           Term: Position and Responsibilities; Location.

(a)           Term of Employment. Unless Executive’s employment shall sooner terminate pursuant to Section 7, the Company shall continue to employ Executive on the terms and subject to the conditions of this Agreement from the date first written above through February 5, 2009 (the “Employment Period”).

(b)           Position and Responsibilities.  During the Employment Period, Executive shall serve as Chief Executive Officer (“CEO”) and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title and position as the Board of Directors (or any committee thereof) of the Company (the Board or such committee referred to as the “Board”) specifies from time to time (it being understood by the parties that, notwithstanding the foregoing, the Company is free, at any time and from time to time, to reorganize its business operations, and that Executive’s duties and scope of responsibility may change in connection with such reorganization).  Executive agrees that during his employment with the Company, Executive shall devote as much of his skill, knowledge, commercial efforts and business time as the Board shall reasonably require to the conscientious and good faith performance of his duties and responsibilities to the Company to the best of his ability.

(c)           Location.  During the Employment Period, Executive’s services shall be performed primarily in the San Francisco, California metropolitan area. However, Executive may be required to travel in and outside of such area as the needs of the Company’s business dictate.  Executive will also work from time-to-time out of the Company’s office in Richmond, Virginia.

3.           Base Salary. During the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $300,000, payable in installments on the Company’s regular payroll dates. The Board shall review Executive’s base salary annually during the Employment Period and may increase (but not decrease) such base salary from time to time, based on its periodic review of Executive’s performance in accordance with the Company’s regular policies and procedures. The annual base salary payable to Executive from time to time under this Section 4 shall hereinafter be referred to as the “Base Salary.”

4.           Annual Incentive Compensation. The Company has established an annual bonus based on the return on adjusted equity of the Company (the “ROAE Bonus”).  The Company has also established a bonus pool for 2008 related to capital raising activities of the Company (the “Capital Bonus Pool”).  The Executive is eligible for the ROAE Bonus and to participate in the Capital Bonus Pool.  Attached hereto as Exhibit A, and incorporated by reference herein, are the terms of the ROAE Bonus for the Executive.  Attached hereto as Exhibit B, and incorporated by reference herein, are the terms of the Capital Bonus Pool in which the Executive will participate.  For the duration of this Agreement, the Executive will be eligible for the ROAE Bonus.  After 2008, the Executive’s participation in the Capital Bonus Pool shall be determined in the sole discretion of the Board. The amount of the Capital Bonus Pool allocated to the Executive will be determined by the Compensation Committee of the Board of Directors on each Determination Date.  Such amounts will be paid in restricted stock of the Company vesting on the second anniversary date of the grant as set forth on Exhibit B.

5.           Employee Benefits.

(a)           General. During the Employment Period, Executive will be eligible to participate in the employee and executive benefit plans and programs maintained by the Company from time to time in which executives of the Company at Executive’s grade level are eligible to participate, including to the extent maintained by the Company, life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time.

(b)           Vacation. During the Employment Period, Executive shall be entitled to vacation on an annualized basis of four (4) weeks per year, without carry-over accumulation. Executive shall also be entitled to Company-designated holidays.

6.           Expenses.

(a)           Business Travel, Lodging. During the Employment Period, the Company will reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder upon submission of evidence satisfactory to the Company of the incurrence and purpose of each such expense, provided that such expenses are permitted under the terms and conditions of the Company’s business expense reimbursement policy.  Such expenses shall be reimbursed in accordance with the Company’s business expense reimbursement policy but in no event later than December 31 of the year following the year in which the Executive incurs the related expense.

7.           Termination of Employment.

(a)           Termination for Any Reason. Executive’s employment may be terminated by the Company or the Executive for any reason. In the event that Executive’s employment is terminated, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(c).

(b)            Notice of Termination; Date of Termination.

(i)           Notice of Termination. Any termination of Executive’s employment by the Company or by Executive (other than as a result of Executive’s death) shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive’s employment with the Company (and thereby terminating the Employment Period), stating the proposed effective date of such termination, indicating the specific provision of this Section 8 under which such termination is being effected and, if applicable, setting forth in reasonable detail the circumstances claimed to provide the basis for such termination.

(ii)           Date of Termination. The term “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated by Executive, a date which is at least 30 days following the issuance of the Notice of Termination and (iv) if Executive’s employment is terminated for any other reason, the effective date of termination specified in such Notice of Termination. The Employment Period shall expire on the Date of Termination.

(c)           Payments Upon Certain Terminations.

(i)           In the event of a termination of Executive’s employment, the Company shall pay to Executive, within thirty (30) days of the Date of Termination, his Base Salary through the Date of Termination, to the extent not previously paid, reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement pursuant to Section 7(a) and payment for vacation time accrued as of the Date of Termination but unused (the “Accrued Obligations”). In addition, in the event of any such termination of Executive’s employment unless such termination was for Cause (as defined in Section 7(e) below), if Executive executes and delivers to the Company a Separation Agreement and General Release substantially in the form approved by the Company, Executive shall be entitled to the following payments and benefits:

(A)           the portion of the ROAE Bonus for the fiscal year of the Company during which Executive was employed that includes the Date of Termination, such portion to equal the product (such product, the “Pro-Rata ROAE Bonus”) of the ROAE Bonus that would have been payable to Executive for such fiscal year had Executive remained employed for the entire fiscal year, determined based on the extent to which the Company actually achieves the performance goals for such year, multiplied by a fraction, the numerator of which is equal to the number of days in such fiscal year that precede the Date of Termination and the denominator of which is equal to 365, such amount to be payable to Executive on the date such bonus would otherwise have been paid if the Executive was still employed (the “Bonus Payment Date”);

(B)           to the extent not already paid, the portion of the Capital Bonus Pool due the Executive pursuant to Section 4 above for a Determination Date that precedes the Date of Termination (the “Unpaid Capital Bonus”) payable in cash on the Bonus Payment Date;

(C)           to the extent any incentive stock awards such as stock options, stock appreciation rights, restricted stock, or similar which were awarded to Executive during the Employment Period and which have not vested as of the Date of Termination, such incentive stock awards will immediately become 100% vested and exercisable;  and

Executive shall not have a duty to mitigate the costs to the Company under this Section 7(c)(i), nor shall any payments from the Company to Executive under items (A), (B) or (C) of this Section 7(c)(i) be reduced, offset or canceled by any compensation or fees earned by (whether or not paid currently) or offered to Executive during the Severance Period by a subsequent employer or other Person (as defined in below) for which Executive performs services, including but not limited to consulting services. The foregoing notwithstanding, should Executive receive or be offered health or medical benefits coverage during the Severance Period by a subsequent employer or Person for whom Executive performs services, Executive shall notify the Company of this within seven (7) business days of such receipt or offer, as applicable, and all similar health and medical benefits coverage provided by the Company to Executive shall terminate as of the effective date of such new coverage.

(ii)           Except as specifically set forth in this Section 7(c), no termination benefits shall be payable to or in respect of Executive’s employment with the Company.

(d)           The payments under Section 7 are intended to be exempt from or comply with Internal Revenue Code Section 409A and applicable guidance issued thereunder (collectively, “Code Section 409A”).  If it should be determined that any payment or benefit under this Agreement constitutes a “deferral of compensation” subject to Code Section 409A, then, notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Code Section 409A and as determined by the Company in accordance with Code Section 409A) at the time of the Executive’s separation from service (as defined in Code Section 409A), the distribution of any payment or benefit under this Agreement on account of the Executive’s termination of employment shall be made no earlier than the date which is six months after the date of Executive’s separation from service (or, if earlier than the end of such six month period, the date of the Executive’s death).  To the extent any payment or benefit hereunder is subject to the six month delay, such payment or benefit shall be paid immediately after the end of such six month period (or the date of death, if earlier).  The provisions of this Agreement governing any payment or benefit constituting a “deferral of compensation” shall be interpreted and operated consistently with the requirements of Code Section 409A.

(e)           For purposes of this Agreement, “Cause” means (i) a material breach by Executive of any provision of this Agreement; (ii) a material and willful violation by Executive of any of the Company Policies; (iii) the failure by Executive to reasonably and substantially perform the duties of his position (other than as a result of physical or mental illness or injury); (iv) Executive’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company; (v) Executive’s fraud or misappropriation of funds; or (vi) the commission by Executive of a felony or other serious crime involving moral turpitude; provided that in the case of any breach of clauses (i), (ii) or (iii) that is curable, no termination there under shall be effective unless the Company shall have given Executive notice of the event or events constituting Cause and Executive shall have failed to cure such event or events within thirty (30) business days after receipt of such notice.

8.           Restrictive Covenants. Each of the Company and Executive agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill, of the Company, and will establish and develop relations and contacts with customers and counterparties of the Company, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company. In addition, Executive recognizes that he will have access to and become familiar with or exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, counterparty lists and other valuable business information of the Company pertaining or related to the speciality finance industry, specifically as it relates to being a mortgage real estate investment trust (the “Business of the Company”). Executive agrees that Executive could cause grave harm to the Company if he, among other things, worked for the Company’s competitors, solicited the Company’s employees away from the Company, solicited the Company’s customers or business counterparties upon the termination of Executive’s employment with the Company, or misappropriated or divulged the Company’s Confidential Information; and that as such, the Company has legitimate business interests in protecting its goodwill and Confidential Information; and, as such, these legitimate business interests justify the following restrictive covenants:

(a)           Confidentiality and Non-Disclosure Covenant.

(i)           Executive acknowledges and agrees that the terms of this Agreement, including all addendums and attachments hereto, are confidential. Except as required by law or the requirements of any stock exchange, Executive agrees not to disclose any information contained in this Agreement to anyone, other than to Executive’s lawyer, financial advisor or immediate family members. If Executive discloses any Information contained in this Agreement to his lawyer, financial advisor or immediate family members as permitted herein, Executive agrees to immediately tell each such individual that he or she must abide by the confidentiality restrictions contained herein and keep such information confidential as well.

(ii)           Executive agrees that during his employment with the Company and thereafter, Executive will not, directly or indirectly (A) disclose any Confidential Information to any Person (other than, only with respect to the period that Executive is employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company), or (B) use any Confidential Information for Executive’s own benefit or the benefit of any third party. “Confidential Information” means confidential, proprietary or commercially sensitive information relating to (i) the Company or members of its management or boards or (ii) any third parties who do business with the Company. Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, operation methods, personnel information, drawings, designs, information regarding product development, customer lists, or other commercial or business information and any other information not available to the public generally. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive’s obligations to hold such Confidential Information confidential). If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the Chief Operating Officer of the Company of such disclosure obligation or request no later than three (3) business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.

(b)           Non-Competition Covenant. Executive agrees that during his employment with the Company, Executive shall devote as much of his skill, knowledge, commercial efforts and business time as the Board shall reasonably require to the conscientious and good faith performance of his duties and responsibilities to the Company to the best of his ability.  The Company acknowledges that Executive is the managing general partner of Talkot Capital LLC and shall continue to function in that regard during his employment with the Company.  Except for Talkot Capital, Executive shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any Person other than the Company. Executive further agrees that during his employment with the Company and for the period of one (1) year following any termination of his employment with the Company, Executive shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner, or Board member of, any Person or entity that engages in the Business of the Company, provided that Executive shall be permitted to hold a ten percent (10%) or less interest in the equity or debt securities of any publicly traded company.

(c)           Non-Solicitation of Employees. During the period of Executive’s employment with the Company and for the one (1)-year period following the termination of his employment, Executive shall not, directly or indirectly, by himself or through any third party, whether on Executive’s own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship of the Company with, or (iii) attempt to establish a business relationship of a nature that is competitive with the business of the Company with, any Person that is or was (during the last twelve (12) months of Executive’s employment with the Company) an employee of the Company or engaged to provide services to it.

9.           Work Product. Executive agrees that all of Executive’s work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with Executive’s employment with the Company, whether ensuing during or after Executive’s employment with the Company (“Work Product”) shall exclusively vest in and be the sole and exclusive property of the Company and shall constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101) with the Company being the person for whom the work was prepared. In the event that any such Work Product is deemed not to be a “work made for hire” or does not vest by operation of law in the Company, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Work Product throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. The Company or its designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and Executive shall not have the right to use any such materials, other than within the legitimate scope and purpose of Executive’s employment with the Company. Executive shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).

10.           Return of Company Property. In the event of termination of Executive’s employment for any reason, Executive shall return to the Company all of the property of the Company and its Affiliates, including without limitation all materials or documents containing or pertaining to Confidential Information, and including without limitation, all computers (including laptops), cell phones, keys, PDAs, Blackberries, credit cards, facsimile machines, televisions, card access to any Company building, customer lists, computer disks, reports, files, e-mails, work papers, Work Product, documents, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which Executive used, received or prepared, helped prepare or supervised the preparation of in connection with Executive’s employment with the Company. Executive agrees not to retain any copies, duplicates, reproductions or excerpts of such material or documents.

11.           Compliance With Company Policies. During Executive’s employment with the Company, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Company policies, procedures, codes, rules and regulations applicable to all employees and to executive officers of the Company, as they may be amended from time to time in the Company’s sole discretion (collectively, the “Policies”).

12.           Injunctive Relief with Respect to Covenants: Forum, Venue and Jurisdiction.  Executive acknowledges and agrees that a breach by Executive of any of Section of the Agreement is a material breach of this Agreement and that remedies at law may be inadequate to protect the Company in the event of such breach, and, without prejudice to any other legal or equitable rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm.  Executive further agrees that if the Company is entitled to receive from Executive its attorneys’ fees and costs to enforce the provisions of this Agreement. Executive further acknowledges and agrees that the Company’s obligations to pay Executive any amount or provide Executive with any benefit or right pursuant to Section 7 is subject to Executive’s compliance with Executive’s obligations under Sections 8 through 10 inclusive, and that in the event of a breach by Executive of any of Section 8 through 10, the Company shall immediately cease paying such benefits and Executive shall be obligated to immediately repay to the Company all amounts theretofore paid to Executive pursuant to Section 7. In addition, if not repaid, the Company shall have the right to set off from any amounts otherwise due to Executive any amounts previously paid pursuant to Section 7(c) (other than the Accrued Obligations). Executive further agrees that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these Sections were breached.

13.           Assumption of Agreement. The Company shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated Executive’s employment Without Cause as described in Section 7, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

14.           Indemnification. The Company agrees both during and after the Employment Period to indemnify Executive to the fullest extent permitted by its Certificate of Incorporation (including payment of expenses in advance of final disposition of a proceeding) against actions or inactions of Executive during the Employment Period as an officer, director or employee of the Company or any of its Subsidiaries or Affiliates or as a fiduciary of any benefit plan of any of the foregoing. The Company also agrees to provide Executive with Directors and Officers insurance coverage both during and, with regard to matters occurring during the Employment Period, after the Employment Period. Such coverage shall be at a level at least equal to the level being maintained at such time for the then current officers and directors or, if then being maintained at a higher level with regard to any prior period activities for officers or directors during such prior period, such higher amount with regard to Executive’s activities during such prior period.

15.           Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement, including the Original Agreement, entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.

16.           Survival. The following Sections shall survive the termination of Executive’s employment with the Company and of this Agreement.

17.           Miscellaneous.

(a)           Binding Effect: Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, provided, however, that the Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to the Company shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 13.

(b)           Choice of Forum and Governing Law.  The parties agree that:  (i) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted in the state or federal courts in Richmond, Virginia; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the Commonwealth of Virginia, without regard for any conflict of law principles.

(c)           Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(d)           Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved in writing by the Board or a Person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)           Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that one or more terms or provisions of this Agreement are deemed invalid or unenforceable by the laws of Virginia or any other state or jurisdiction in which it is to be enforced, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. Executive agrees and acknowledges that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.

(f)           Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)           If to the Company, to it at:

Chief Operating Officer
Dynex Capital, Inc.
4551 Cox Road, Suite 300
Glen Allen, VA 23060

(B)           If to Executive, to his residential address as currently on file with the Company.

(g)           Voluntary Agreement: No Conflicts. Executive represents that he is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.

(h)           Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(i)           Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(j)           Certain other Definitions.

“Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of any such Person.

 “Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”): with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

“Successor”: of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

DYNEX CAPITAL, INC.

By:     /s/ Stephen J. Benedetti

Its:      Executive Vice President and Chief Operating Officer

Thomas B. Akin:

                                    /s/ Thomas B. Akin

SIGNATURE

EXHIBIT A

PERFORMANCE BONUS FOR RETURN ON ADJUSTED EQUITY

Certain members of senior management (the “Participants”) will be eligible for a bonus based on the annual return on adjusted equity of the Company (the “ROAE Bonus”).

Determination of the Bonus Amount

The bonus amount shall be determined individually, and shall equal the product of the Participant’s respective actual base salary paid for 2008 times the sum of (x) the product of 50% times the Reference Rate as calculated below and (y) the product of 50% times the percentage determined by the Compensation Committee of the Board of Directors earned by the respective Participant relative to certain objectives set for the Participant by the Compensation Committee.

Payment of the Bonus Amount

Amounts due to the Participants for the ROAE Bonus will be paid in cash concurrently with the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, or March 15, 2009, whichever is earlier.

Determination of Reference Rate

The Reference Rate will be determined based on the Return on Average Equity (ROAE). ROAE will be determined as the Company’s net income for the period April 1, 2008 to December 31, 2008 determined in accordance with generally accepted accounting principles, adjusted for any non-recurring extraordinary items as determined by the Compensation Committee, divided by average common shareholder equity excluding unrealized gains and losses and adjusted for any equity capital that is raised until such time the capital is deployed.   The ROAE will then be annualized for purposes of determining the Reference Rate below.

Reference Rate
ROAE less than 6%	- %
ROAE 6% or greater and less than 8%	25%
ROAE 8% or greater and less than 10%	50%
ROAE 10% or greater and less than 12%	75%
ROAE 12% or greater	100%

EXHIBIT B

PERFORMANCE BONUS POOL FOR CAPITAL RAISING ACTIVITIES

A performance bonus pool for capital raising activities for calendar 2008 (the “Capital Bonus Pool”) will be created to compensate eligible participants (the “Participants”) for equity capital raising activities.

Determination of the Capital Bonus Pool

The amount available in the Capital Bonus Pool will be equal to 1% of the gross amount of equity capital raised by the Company in 2008 provided that the aggregate amount for 2008 equals or exceeds $100 million.  The equity capital raised will exclude any amounts raised, if any, via a dividend reinvestment program, continuous offering program, or similar.   The amount available for the Capital Bonus Pool will be made on the closing date of each respective offering (the “Determination Date’).  The initial Determination Date will be on the closing date of the first equity offering in 2008 that cumulatively exceeds $100 million.

Allocation of the Capital Bonus Pool

The Capital Bonus Pool will be allocated by the Compensation Committee of the Board of Directors to the individual Participants based on recommendations made by the Chief Executive Officer of the Company and the assessment by the Compensation Committee of the Board of Directors of each Participant's performance with respect to the equity capital raising activities of the Company.  Such allocations will be made as eligible equity capital is raised but no less than quarterly.

Payment of the Capital Bonus Pool

Payment of amounts due to the Participants will be made in the form of restricted common stock of the Company during 2008, which shall vest 100% on the second anniversary of the Determination Date.  The vesting provision will be the only restriction with respect to the common stock issued to the Participant.  The stock price used to calculate the number of shares granted to each Participant shall be equal to the weighted average price per share of that capital raised.